EXHIBIT 4.2

THIS NOTE, AND THE SHARES OF PREFERRED STOCK ISSUABLE UPON CONVERSION OF THIS NOTE, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED SUBORDINATED CONVERTIBLE NOTE

FOR VALUE RECEIVED, Small World Kids, Inc. a Nevada corporation (“Parent”), and Small World Toys, a California corporation (“Subsidiary”) (Parent and Subsidiary, each a “Borrower” and collectively the “Borrowers”), with principal offices located at 5711 Buckingham Parkway, Culver City, California 90230, hereby jointly and severally promise to pay to «M_1», at «M_2» (the “Holder”) or order, without demand, the sum of «M_3» Dollars ($«M_4») (the “Face Amount”) with interest on the Face Amount at the rate of 10% per annum. The Face Amount of the Note shall be due and payable on the Maturity Date (as hereinafter defined).

This Note is one of a series of Notes (the “Notes”) being issued concurrently by Borrowers pursuant to the terms of (i) that certain Note Purchase Agreement, dated as of April 23, 2007, between the Borrowers, the Holder and others, and (ii) that certain Note Purchase Agreement, dated as of October 6, 2007, as amended (collectively, the “Purchase Agreements”). The “Issue Date” shall be the date that this Note is issued by the Borrowers to the initial Holder described herein as evidenced by the date indicated immediately above the signature block for the Borrowers. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to those terms in the Purchase Agreements.

The following terms shall apply to this Note:

1.    Payment.

1.1  Interest. Interest hereunder shall accrue from the Issue Date and is payable monthly in arrears on the last day of each month until the Maturity Date. During the occurrence and continuation of an Event of Default the interest rate shall be increased by two percent (2%) per annum commencing on the date when the Event of Default was declared by Holder, and the applicable payments shall be increased accordingly.

1.2  Maturity Date. On the Maturity Date, the entire Face Amount and any accrued and unpaid interest shall be paid to the Holder without offset or deduction of any kind. The term “Maturity Date” shall mean March 31, 2008.

1.3  Prepayment. The Note may be prepaid at any time in whole or in part; provided, the Holder is given at least ten (10) days prior written notice thereof and an opportunity to convert all or any portion of the Face Amount hereof. If paid in part, such prepayment shall be applied first against the accrued but unpaid interest with the balance applied to the unpaid Face Amount.

1.4  Miscellaneous Payment Terms. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the address of the Holder as provided in the Purchase Agreements, or to such other place as the Holder may direct. Whenever any payment on this Note shall be stated to be due on a day that is not a Business Day, such payment shall instead be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Each payment hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal in inverse order of maturity.

2.    Conversion Rights.

2.1  Conversion into Parent’s Preferred Stock. The Holder shall have the right from and after the issuance of this Note and thereafter at any time until this Note is fully paid, to convert the Face Amount of this Note into fully paid and non-assessable shares of Class A-2 Convertible Preferred Stock of Parent (the “Class A-2 Preferred Stock”). as such stock exists on the date of issuance of this Note, or any shares of capital stock or other securities of Parent into which such stock shall hereafter be changed or reclassified, at the Conversion Price. Upon delivery to Parent of a Notice of Conversion, in the form of Exhibit A attached hereto (the date of giving of such notice of conversion being a “Conversion Date”), Borrowers shall issue and deliver to the Holder within three (3) business days from the Conversion Date that number of shares of Class A-2 Preferred Stock for the Face Amount of the Note converted in accordance with the foregoing together with all accrued and unpaid interest. Except as otherwise provided herein, the number of shares of Class A-2 Preferred Stock to be issued upon such conversion of this Note shall be determined by dividing that portion of the Face Amount of the Note to be converted, by the Conversion Price. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrowers to the Holder for the unpaid Face Amount of this Note which shall not have been converted or paid.

2.2  Conversion Price. Subject to adjustment as provided elsewhere in this Section 2, the initial Conversion Price per share of Preferred Stock shall be $1.00.

3.    Reservation of Stock Issuable Upon Conversion. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Class A-2 Preferred Stock and Common Stock, as the case may be, solely for the purpose of effecting the conversion of the Notes such number of its shares of Class A-2 Preferred Stock and Common Stock as shall from time to time be sufficient to effect the conversion of the Notes and the conversion of the Class A-2 Preferred Stock; as the case may be, and if at any time the number of authorized but unissued shares of Class A-2 Preferred Stock or Common Stock shall not be sufficient to effect the conversion of the Notes, in addition to such other remedies as shall be available to the Holder of this Note, Parent will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A-2 Preferred Stock or Common Stock, as the case may be, to such number of shares as shall be sufficient for such purposes.

4.    No Impairment. Parent will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Parent, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

5.    Registration Rights. The Holder has been granted certain registration rights by Parent pursuant to the terms of that certain First Amended and Restated Registration Rights Agreement entered into by Parent, Holder and others dated as of the date hereof, as the same may be amended, modified and/or supplemented from time to time.

6.    Security. This Note, and the other Notes issued pursuant to the Purchase Agreements, are secured pursuant to the terms of the Purchase Agreements.

7.    Subordination. The indebtedness evidenced by this Note and the other Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Borrowers’ Senior Indebtedness, as hereinafter defined.

7.1  Senior Indebtedness. As used in this Note, the term “Senior Indebtedness” shall mean and is solely limited to, the amount owed or owing by the Borrowers, or either of them, to (a) Laurus Master Funds, Ltd. to the extent provided in that certain Subordination Agreement, as amended, (b) St. Cloud Capital Partners L.P. pursuant to that certain Intercreditor and Subordination Agreement, as amended, and (c) Eddy Goldwasser to the extent provided in that certain Subordination Agreement, as amended.

7.2  Effect of Subordination. The extent and effect of the subordination is set forth in the respective Subordination Agreements described in Section 5.1 above, which are incorporated herein by this reference.

7.3  Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by Parent or any lender of the Senior Indebtedness in order to implement the foregoing provisions of Section 5.1 hereof.

8.    Event of Default.

8.1  Events of Default. The occurrence of any of the following events (“Event of Default”) shall, at the option of the Holders of Notes representing a majority of the unpaid Face Amounts thereof (collectively, the “Majority Holders”), cause the then unpaid Face Amount hereon and the Face Amount of all of the other Notes, and all other amounts payable hereunder or thereunder, immediately due and payable:

(a)  The Borrowers fail to pay any installment of principal or interest under this Note or any of the Notes when due and such failure continues for a period of three (3) days after the due date.

(b)  The occurrence of any “Event of Default” under the Purchase Agreements or any Ancillary Agreement.

(c)  If the Borrowers or either of them shall file a petition in bankruptcy or for reorganization or for an arrangement or any composition, readjustment, liquidation, dissolution or similar relief pursuant to title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or shall be adjudicated a bankrupt or become insolvent, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrowers or either of them or for all or any substantial part of the property of the Borrowers or either of them, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take any corporate action, in furtherance of any of the foregoing; or

(d)  If a petition or answer shall be filed proposing the adjudication of the Borrowers or either of them as a bankruptcy or its reorganization or arrangement or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction applicable to the Borrowers or either of them, and the Borrowers or either of them shall consent to or acquiesce in the filing thereof, or such petition or answer shall not be discharged or denied within 60 days after the filing thereof; or

(e)  If a decree or order is rendered by a court having jurisdiction (i) for the appointment or a receiver or custodian or liquidator or trustee or sequestrator assignee (or similar official) in bankruptcy or insolvency of the Borrowers or either of them or of all or a substantial part of the their or its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (ii) for the sequestration or attachment of any property of the Borrowers or either of them without its return to the possession of the Borrowers or either of them or its release from such sequestration or attachment within sixty (60) days thereafter;

(f)  Any Event of Default under any Senior Indebtedness, or other similar event thereunder which constitutes a breach or default that has not been cured, or requires any waiver, consent or approval that has not been obtained.

8.2  Enforcement. Upon the occurrence of any Event of Default, the Majority Holders may thereupon proceed to protect and enforce the rights of the Holders either by suit in equity and/or by action at law or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, and proceed to enforce the payment of the Notes and to enforce any other legal or equitable right of the Holders. In addition to any other remedies available to the Holders, if any Event of Default shall have occurred and be continuing:

(a)  the Majority Holders may, by notice to Parent, declare the entire outstanding principal of the Notes, and all accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration the entire outstanding principal of the Notes, and said accrued and unpaid interest shall become and be immediately due and payable, without presentment, demand, protest or other notice whatsoever, all of which are hereby expressly waived; and/or

(b)  the Majority Holders may enforce their rights in aid of the exercise of any power granted in this Note or the Purchase Agreements.

8.3  Conduct No Waiver; Collection Expenses. No course of dealing on the part of any Holder, nor any delay or failure on the part of any Holder to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers and remedies.

8.4  Remedies Cumulative. No right or remedy conferred upon or reserved to the Holder under this Note or the Purchase Agreements is intended to be exclusive or any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or not or hereafter existing under any applicable law. Every right and remedy given by this Note or the Purchase Agreements or by applicable law to the Holder may be exercised from time to time and as often as may be deemed expedient by the Holder.

9.    No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Parent or any other matters or any rights whatsoever as a stockholder of Parent, except as provided in Section 11, until, and only to the extent that, this Note shall have been converted.

10.  Assignment. Subject to the restrictions on transfer described elsewhere in this Note, the rights and obligations of the Borrowers and the Holder of this Note shall be binding upon and benefit their successors, assigns and transferees. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Holder will give written notice to the Borrowers prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Borrowers, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to Parent. If a determination has been made pursuant to this Section that the opinion of counsel for the Holder is not reasonably satisfactory to the Borrowers, the Borrowers shall so notify Holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Borrowers such legend is not required in order to ensure compliance with the Securities Act of 1933, as amended. The Borrowers may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11.  Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Borrowers and the Majority Holders, and such amendment, waiver or modification shall be binding on the Holder. Any amendment to the Certificate of Designation creating the Class A-2 Preferred Stock or waiver of any rights with respect to the Class A-2 Preferred Stock shall be approved by Parent and the Majority Holders.

12.  Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.  Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Borrowers is 5711 Buckingham Parkway, Culver City, California 90230, facsimile (310) 258-1194. The Borrowers may change their address and fax number as provided in the Purchase Agreements.

14.  Cost of Collection. If default is made in the payment of this Note, Borrowers, jointly and severally, shall pay the Holder hereof all reasonable costs of collection, including reasonable attorneys’ fees and costs.

15.  Maximum Interest Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrowers to the Holder and thus refunded to the Borrowers.

16.  Governing Law and Venue. This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Note, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Note may be accomplished in any manner provided by law. The Borrowers and Holder each agrees that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be signed in its respective names on this ____ day of April 2007.

SMALL WORLD KIDS, INC.

By:
Name: Debra Fine Title: Chief Executive Officer

SMALL WORLD KIDS, INC.

By:
Name: Debra Fine Title: Chief Executive Officer

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note)

TO SMALL WORLD KIDS, INC.

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into ____________ shares of Class A-2 Preferred Stock of SMALL WORLD KIDS, INC., a Nevada corporation (the “Parent”), to the extent of $ ____________________ unpaid Face Amount of such Note and $__________________ unpaid interest on such unpaid Face Amount, and requests that the certificates for such securities be issued in the name of, and delivered to: __________________________________________, whose address is _____________________________________________________________________.

The undersigned hereby confirms to Parent that the representations and warranties set forth in Section 3 of the Purchase Agreement are true, correct and accurate on and as of the date hereof and hereby makes and reaffirms that such representations and warranties to Parent on and as of the date hereof.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Note)

(Address)